Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

Electromed, Inc. Reports Higher Second Quarter Revenues and Profits

New Prague, Minnesota – February 10, 2015 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-and six-month periods ended December 31, 2014. Net revenues for the second quarter of fiscal 2015 rose approximately 40% to $4.9 million, compared to $3.5 million in the same quarter of fiscal 2014. The Company reported net income of $423,000, or $0.05 cents per basic and diluted share, for the second quarter of fiscal 2015, compared to a net loss of $239,000, or ($0.03) per basic and diluted share, for the same period of fiscal 2014.

Growth in total net revenues was attributable to strong results in the home care market where revenue increased by approximately 53%, or $1.5 million, compared to the same period of fiscal 2014. Home care sales increased due to a greater number of approvals from third party payers, such as insurance companies, Medicare and Medicaid, for the Company’s SmartVest™ products. International sales decreased by 73%, or $107,000, due primarily to the timing of orders placed by international distributors in the first quarter of fiscal 2015 rather than the second quarter of fiscal 2015. Institutional and government sales decreased 12%, or $54,000, compared to the second quarter of fiscal 2014.

Gross margins in the second quarter of fiscal 2015 were 69.7%, down from 72.1% in the second quarter of fiscal 2014. The decline was primarily due to an impairment charge of $107,000, taken on tools that became obsolete during the second quarter of fiscal 2015 as we implemented certain lower cost manufacturing processes that reduce the cost of producing the SmartVest SQL™. Over time, the Company expects to bring manufacturing costs for the SQL product roughly in line with previous products. Operating expenses, which include selling, general and administrative (SG&A) and research and development (R&D), declined to 61% of revenue compared with 81% of revenue in the second quarter of fiscal 2014. The decline resulted from the higher level of net revenues in the second quarter of fiscal 2015. Operating expenses rose slightly as a result of higher sales commission and bonus expenses due to higher revenue and profitability.

The Company generated $328,000 of cash flow from operations in the second quarter and finished the quarter with over $2.4 million of cash on hand.

For the first six months ended December 31, 2014, revenue increased 40%, to $9.7 million, compared to the same period of fiscal 2014. Gross margins were 69.4%, down from 70.5% in the second quarter of fiscal 2014, while net income increased to $800,000 or $0.10 per basic and diluted share compared to a net loss of $575,000 in the same period of the prior year.

Kathleen Skarvan, Electromed’s chief executive officer, commented, “I am pleased with the progress the Company continues to make as we reported our third consecutive profitable quarter. Revenue growth, gross margin and expense management were all solid in the second quarter. The market’s acceptance of the SmartVest SQL, which we introduced in early calendar 2014, continues to be good. We have made notable progress on bringing manufacturing costs down for SQL and there is additional progress we believe we can make as fiscal 2015 continues.

Electromed, Inc.

Results for the Three-and Six-Months Ended December 31, 2014

Our reimbursement team deserves a good deal of credit as they have focused on obtaining reimbursement from insurers for referrals we received in past quarters. This has been an important source of revenue for the Company in the last several quarters and we have cleared a significant number of referrals that were awaiting approval for reimbursement. In order to maintain our revenue momentum, we will need to generate higher sustained levels of new referrals in coming quarters. To that end, our sales team and its leadership have been focused on both improving penetration at existing accounts as well as adding new accounts.”

About Electromed, Inc.
Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s beliefs regarding continued progress in its reimbursement, revenue growth and cost control strategies. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Results for the Three-and Six-Months Ended December 31, 2014

Electromed, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
	December 31,	June 30,
	2014	2014
	(Unaudited)
Assets
Current Assets
Cash	$2,452,361	$1,502,702
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,628,860	6,487,267
Inventories	2,234,492	2,235,496
Prepaid expenses and other current assets	372,177	397,853
Total current assets	11,687,890	10,623,318
Property and equipment, net	3,772,457	3,935,802
Finite-life intangible assets, net	868,797	930,451
Other assets	352,097	302,595
Total assets	$16,681,241	$15,792,166

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$47,125	$46,375
Accounts payable	480,989	380,582
Accrued compensation	515,039	391,040
Warranty reserve	700,000	700,000
Other accrued liabilities	151,189	302,482
Total current liabilities	1,894,342	1,820,479
Long-term debt, less current maturities	1,227,653	1,251,192
Total liabilities	3,121,995	3,071,671

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,133,857 and 8,114,252 at December 31, and June 30, 2014, respectively	81,339	81,143
Additional paid-in capital	13,255,481	13,217,166
Retained earnings (accumulated deficit)	222,426	(577,814)
Total equity	13,559,246	12,720,495
Total liabilities and equity	$16,681,241	$15,792,166

Electromed, Inc.

Results for the Three-and Six-Months Ended December 31, 2014

Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2014	2013	2014	2013

Net revenues	$4,881,723	$3,501,075	$9,652,262	$6,919,253
Cost of revenues	1,478,290	978,029	2,954,087	2,040,375
Gross profit	3,403,433	2,523,046	6,698,175	4,878,878

Operating expenses
Selling, general and administrative	2,872,402	2,739,104	5,693,897	5,463,032
Research and development	83,643	92,735	158,909	301,843
Total operating expenses	2,956,045	2,831,839	5,852,806	5,764,875
Operating income (loss)	447,388	(308,793)	845,369	(885,997)
Interest expense, net of interest income of $461, $3,940 $1,673 and $11,338 respectively	24,677	19,469	45,129	34,670
Net income (loss) before income taxes	422,711	(328,262)	800,240	(920,667)

Income tax benefit	-	89,000	-	346,000
Net Income (loss)	$422,711	$(239,262)	$800,240	$(574,667)

Income (loss) per share:
Basic	$.05	$(0.03)	$.10	$(0.07)
Diluted	$.05	$(0.03)	$.10	$(0.07)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252	8,114,252	8,114,252
Diluted	8,130,245	8,114,252	8,119,575	8,114,252

Electromed, Inc.

Results for the Three-and Six-Months Ended December 31, 2014

Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended December 31,
	2014	2013
Cash Flows From Operating Activities
Net income (loss)	$800,240	$(574,667)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	308,525	259,074
Amortization of finite-life intangible assets	61,654	63,235
Amortization of debt issuance costs	9,883	8,136
Share-based compensation expense	38,511	65,414
Loss on disposal of property and equipment	139,732	28,178
Changes in operating assets and liabilities:
Accounts receivable	(141,593)	1,973,108
Inventories	1,004	(887,140)
Prepaid expenses and other assets	(18,912)	(210,972)
Accounts payable and accrued liabilities	73,961	407,275
Net cash provided by operating activities	1,273,005	1,131,641

Cash Flows From Investing Activities
Expenditures for property and equipment	(285,760)	(291,044)
Expenditures for finite-life intangible assets	-	(2,225)
Net cash used in investing activities	(285,760)	(293,269)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(22,789)	(70,064)
Payments of deferred financing fees	(14,797)	(35,296)
Net cash used in financing activities	(37,586)	(105,360)
Net increase in cash and cash equivalents	949,659	733,012
Cash and cash equivalents
Beginning of period	1,502,702	503,564
End of period	$2,452,361	$1,236,576